Exhibit 99.1

Appleton Announces Top Management Succession Plan

CEO Doug Buth plans to retire by the end of 2005

(Appleton, Wis., April 29, 2004) The board of directors of Appleton announced today that chief executive officer Doug Buth plans to retire by the end of 2005. The company has engaged an international recruiting firm to assist with a comprehensive search for his replacement. To ensure the most effective transition, the selected individual will serve in a newly created position of president and chief operating officer and then replace Buth as chief executive officer upon his retirement.

Buth, 49, chose to announce his retirement plans now to provide the company ample time to find the best qualified individual to succeed him and to make the management change as smooth as possible. Buth will continue as chief executive officer and play a role in selecting his successor.

Buth joined Appleton in 1988 and has served as Appleton’s chief executive officer since November 1998, the longest tenure of any Appleton chief executive in the past 20 years. He led the successful $810 million employee buyout of the company that was completed in November 2001 and is driving the company’s successful efforts to expand its product and service offerings.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services.  The Company produces carbonless, thermal, security, inkjet and performance packaging products.  Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee-owned.  For more information, visit www.appletonideas.com

Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com